PRO-DEX, INC.
                   1401 Walnut Street, Suite 540
                        Boulder, CO  80302
                  -------------------------------
             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON NOVEMBER 5, 1998
                  -------------------------------

  Notice is hereby given that the Annual Meeting of Shareholders of Pro-Dex, Inc. will be held on November 5, 1998, at 9:00 a.m., Boulder, Colorado time, at the Hotel Boulderado, 2115 13th Street, Boulder, Colorado, 80302, for the following purposes:

  1. To elect one (1) Class I director to serve for a term of three years and until his successor is duly elected and qualified.

  2. To  consider and act upon a proposal to adopt the  Employee
     Stock Purchase Plan recommended by the Board of Directors.

  3. To ratify the selection of McGladrey & Pullen, L.L.P. as the independent certifying accountants of the Company's financial statements for the year ending June 30, 1999.

  4. To transact such other business as may properly come before the Meeting and any adjournment thereof.

   A Proxy Statement explaining the matters to be acted upon at the Meeting is enclosed.

   Shareholders of record at the close of business on September 21, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting or any postponement or adjournment thereof. The stock transfer books of Pro-Dex, Inc. will remain open.

   All shareholders are cordially invited to attend the Meeting. Whether or not you expect to attend the Meeting in person, you are urged to sign, date, and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. The giving of a proxy will not prevent you from revoking the proxy and voting your shares in person if you attend the Meeting.


                             BY ORDER OF THE BOARD OF DIRECTORS


                             Kent E. Searl, Chairman

Boulder, Colorado
September 30, 1998



                           PRO-DEX, INC.
                   1401 Walnut Street, Suite 540
                        Boulder, CO  80302
                          (303) 443-6136
                  ------------------------------
                          Proxy Statement
                  ------------------------------

  This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Pro-Dex, Inc. ("Pro-Dex" or the "Company") for use at an Annual Meeting of Shareholders (the "Meeting") of Pro-Dex to be held on November 5, 1998 at 9:00 a.m., Boulder, Colorado time, at the Hotel Boulderado, 2115 13th Street, Boulder, CO 80302, and any adjournment thereof for the following purposes:

  1. To elect one (1) Class I director to serve for a term of three years and until his successor is duly elected and qualified.

  2. To  consider and act upon a proposal to adopt the  Employee
     Stock Purchase Plan recommended by the Board of Directors.

  3. To ratify the selection of McGladrey & Pullen, L.L.P. as the independent certifying accountants of the Company's financial statements for the year ending June 30, 1999.

  4. To transact such other business as may properly come before the Meeting and any adjournment thereof.

   Pro-Dex Common Stock is currently quoted on The NASDAQ Small Cap Market(SM) under the symbol "PDEX".

   Security holders may correspond with the Company at the above address, or reach the Company's corporate offices by telephone at
(303) 443-6136.

THIS PROXY STATEMENT IS BEING FURNISHED TO PRO-DEX SHAREHOLDERS FOR PURPOSES OF VOTING IN PERSON OR BY PROXY ON THE ABOVE LISTED PROPOSALS AT THE ANNUAL MEETING AND SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.


The date of this Proxy Statement is September 21, 1998.


INCORPORATION OF CERTAIN DOCUMENTS AND INFORMATION BY REFERENCE

  The following documents or portions thereof filed by Pro-Dex, Inc. ("Pro-Dex") (File No. 0-14942) with the Securities and Exchange Commission ("Commission") are incorporated herein by reference and are made a part hereof:

  (a) Annual Report on Form 10-KSB for the fiscal year ended June
      30, 1998;

  (b) Quarterly  Reports  on Form 10-QSB for the  quarters  ended
      September 30, 1997, December 31, 1997, and March 31, 1998;

  (c) Current Report on Form 8-K dated December 17, 1997;

  (d) Pro-Dex, Inc. Employee Stock Purchase Plan.

  All documents filed by Pro-Dex pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Proxy Statement are to be a part hereof from the respective dates of filing such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.

THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF PRO-DEX COMMON STOCK, TO WHOM THIS PROXY STATEMENT IS DELIVERED ON THEIR WRITTEN OR ORAL REQUEST TO PRO-DEX, INC., 1401 WALNUT STREET, SUITE 540, BOULDER, COLORADO, 80302 (TELEPHONE NUMBER: (303) 443-6136),
ATTENTION: GEORGE J. ISAAC, CHIEF FINANCIAL OFFICER. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE MEETING, REQUESTS MUST BE RECEIVED BY OCTOBER 16, 1998.

AVAILABLE INFORMATION

  Pro-Dex is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Such reports and other information filed with the Commission by Pro-Dex are available for inspection and copying at the Public Reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington D.C. 20549. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549 at prescribed rates. Pro-Dex Common Stock is quoted on The NASDAQ Small Cap MarketSM and certain of its reports, proxy materials and other information may be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

SOLICITATION AND REVOCABILITY OF PROXIES

  The accompanying proxy is solicited by the Board of Directors of Pro-Dex to be voted at the Meeting, to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting. When proxies are received in properly completed and executed form, the shares represented thereby will be voted at the Meeting in accordance with the instructions specified therein. In absence of instructions to the contrary, such shares will be voted in favor of the proposals set forth therein. Any shareholder executing a proxy has the power to revoke that proxy at any time before it is voted by delivering written notice to the Secretary of Pro-Dex, by executing another proxy dated as of a later date or by voting in person at the Meeting.

  Pro-Dex's Annual Report on Form 10-KSB for the fiscal year June 30, 1998 being delivered to the shareholders of Pro-Dex with this Proxy Statement is hereby incorporated by reference.

  For the purposes of voting at the Meeting, abstentions will be counted in determining a quorum to transact business at the Meeting, but not for purposes of determining the vote required for shareholder approval.

  Only shareholders of record at the close of business September 21, 1998 (the "Record Date") will be entitled to notice of and to vote at the Meeting. On the Record Date, there were 8,787,300 shares of Pro-Dex Common Stock outstanding, and there were 78,129 shares of Pro-Dex Preferred Stock, 100% of which are owned by the Company's officers, directors and their affiliates.

  All shares of Pro-Dex Common Stock are entitled to one vote per share. The affirmative vote of the holders of a majority of the outstanding shares of Pro-Dex Common Stock is required to approve and adopt each of the proposals to be voted upon at the annual meeting. The affirmative vote of the holders of a majority of the Company's Preferred Stock is not required to approve any proposals before the Meeting.

  The costs of solicitation of Pro-Dex shareholders will be paid by Pro-Dex. Such costs will include the reimbursement of banks, brokerage firms, nominees, fiduciaries, and other custodians for expenses of forwarding solicitation materials to beneficial owners of shares. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of Pro-Dex, without additional compensation, except for the reimbursement of out-of-pocket expenses, may solicit proxies personally or by telephone, telegraph, or facsimile transmission.

PROPOSAL ONE - ELECTION OF ONE CLASS I DIRECTOR

 The Company's Articles of Incorporation provide for the classification of the Company's Board of Directors. The Board of Directors, which currently is composed of six members, is divided into three classes. One class stands for re-election at each annual meeting of shareholders. The Board of Directors currently is classified into one Class I director (George J. Isaac), three Class II directors, (Richard N. Reinhardt, Robert A. Hovee, and John B. Zaepfel) and two Class II directors (Kent E. Searl and Ronald G. Coss), whose terms will expire upon the election and qualification of directors at the annual meetings of shareholders held in 1998, 1999 and 2000, respectively. At each annual meeting of shareholders, directors will be elected to succeed those directors whose terms are expiring. All directors shall serve until their successors are duly elected and qualified, subject, however, to death, resignation, retirement, disqualification or removal from office.

  The following chart indicates the term of service of each director, assuming that the nominee of the Board of Directors is elected by the shareholders:


                   STAGGERED TERMS OF DIRECTORS
                                                                Term
                                                               Expires/
Name of Director    Age  Employee   Committee     Nominated   Class #(1)
-------------------------------------------------------------------------
Kent E. Searl        57    Yes        Audit            No   06/30/00 - III
Ronald G. Coss       61    Yes    Compensation(2)      No   06/30/00 - III
George J. Isaac      53    Yes  Audit/Compensation(2)  Yes  06/30/01 - I
Richard N. Reinhardt 66     No    Compensation         No   06/30/99 - II
Robert A. Hovee(3)   56     No  Audit/Compensation     No   06/30/99 - II
John B. Zaepfel(4)   62     No        Audit            No   06/30/99 - II

(1) Directors to serve until the later of such date or the election and qualification of their successors.

(2) Director serves on such committee(s) as an ex-officio non-voting member.

(3) Director commenced serving February 27, 1996, by the election of the Board.

(4) Director commenced serving August 27, 1996, by election of the Board.

CLASS I NOMINEE

    The   Board  of  Directors  unanimously  recommends  that   the
shareholders vote FOR the election of the following nominee as a Class I director of the Company.

      Name                   Age             Position
----------------------------------------------------------------
George J. Isaac              53        Director, Vice President,
                                       Secretary/Treasurer
                                       Chief Financial Officer

   Mr. Isaac has served as a consultant to the Company and its predecessor since 1978 and became a member of the Company's Board of Directors on July 26, 1995. He serves as an ex officio member of both the Audit and Compensation Committees of the Board of Directors and is Vice President, Secretary, Treasurer and Chief Financial Officer of the Company. Mr. Isaac is a certified public accountant and was a principal in the Certified Public Accounting firm of Joseph B. Cohan and Associates, Worcester, Massachusetts. Mr. Isaac recently completed terms as a member of the Board of Directors for Professional Sales Associates, Inc., the Commerce Bank and Trust of Worcester, Massachusetts, and the Medical Center of Central Massachusetts. Mr. Isaac's accounting firm specialized in handling medical and dental related accounts. Mr. Isaac received a B.S. degree in Business Administration from Clark University in Worcester, Massachusetts. Mr. Isaac was elected by the shareholders of the Company to serve as a Class I Director until the 1998 annual shareholders' meeting or the election and qualification of his successor.

CONTINUING DIRECTORS

  Kent E. Searl is a co-founder of the Company and currently serves as Chairman of the Board, Chief Executive Officer and President. He has served as a director of the Company and its predecessor since its inception in 1978. In addition to serving as Chairman of the Board, Mr. Searl is a member of the Executive Committee of the Board of Directors. Since August 1969, he has also served on the Board of Directors of Professional Sales Associates, Inc. ("PSA"), a national dental equipment manufacturers' representative, which he co-founded. PSA acted as marketing representative for dental handpiece products of the Micro subsidiary until June 30, 1997, at which time Biotrol began marketing those products. Mr. Searl currently also serves as an officer and director of two other businesses. Mr. Searl was elected by the shareholders of the Company to serve as a Class III Director until the year 2000 annual shareholders' meeting or the election and qualification of his successor.

   Ronald G. Coss founded Micro Motors, Inc. in 1971 and served as its Chairman since its organization. He currently serves as the Vice-Chairman of the Company's Board of Directors and also serves as an ex officio non-voting member of the Compensation Committee of the Board of Directors. He also acts as Chief Technology Officer to the Company. Mr. Coss has been the primary engineer in the development of Micro's products since its inception and invented the technologies which are the subject of the letters patent now owned by Micro. Mr. Coss is currently one of the Trustees of the Micro Motors, Inc. Employee Stock Ownership Plan, a shareholder of the Company. Mr. Coss was elected by the shareholders of the Company to serve as a Class III Director until the year 2000 annual shareholders' meeting or the election and qualification of his successor.

   Richard N. Reinhardt has served as a director of the Company and its predecessor since 1990. He is a member of the Compensation Committee of the Board of Directors. Mr. Reinhardt has served as President and director of Professional Sales Associates, Inc. ("PSA") since he co-founded that firm in 1969. PSA is a national manufacturers' representative organization that represents manufacturers in the dental equipment market. He attended Cornell College and received a B.A. degree in Business Administration from Northwestern University. Mr. Reinhardt was elected by the shareholders of the Company to serve as a Class II director until the 1999 annual shareholders' meeting or the election and qualification of his successor.

  Robert A. Hovee began serving on the Company's Board of Directors on February 27, 1996. He serves as a member of both the Audit and Compensation Committees. Currently, Mr. Hovee serves as President of the Orange County Biomedical Industry Council and the Orange County Biocommerce Association, both California non-profit associations. Formerly, Mr. Hovee was Chief Executive Officer and President of Life Support Products, Inc., a maker of emergency medical products, of which he was a co-founder, prior to its acquisition by Allied Healthcare Products, Inc. He has also served as a director and chairman of Infrasonic, Inc., an infant respirator manufacturer. Mr. Hovee, who is active in many charities, serves as a co-chair of a University of California-Irvine Center for the Health Sciences fund-raising project. Mr. Hovee received a B.A. degree in Business Administration and a B.A. degree in International Business from the University of Washington in Seattle, Washington, as well as a Masters Degree in International Management from the American Graduate School of International Management (Thunderbird) where he was the Barton Kyle Yount Scholar, in Glendale, Arizona. Mr. Hovee was elected by the Board of Directors to serve as a Class II Director until the first to occur of the 1999 annual shareholders' meeting or the election and qualification of his successor.

   John  B.  Zaepfel  has served as director of the  Company  since
August 27, 1996, and commenced service on the Company's Audit Committee on September 16, 1996. Previously, Mr. Zaepfel served on the Advisory Committee advising the Board of Directors of Micro Motors, Inc., prior to its merger into Micro in July 1995. Mr.
Zaepfel spent fifteen years as a CEO, most recently as Chief Executive Officer of CPG International, Inc., which he founded in 1985 in a leveraged buy-out of a division of four subsidiaries of Times Mirror, Inc. Prior to its private sale in 1989, CPG
International, Inc. was a $90 million operating company manufacturing and marketing art, engineering, and media supplies. Prior to forming CPG International, Inc., Mr. Zaepfel was President and CEO of Chartpak and Picket Industries, wholly owned subsidiaries of Times Mirror, Inc. Mr. Zaepfel previously served as a director of Ideal School Supplies, Inc., when it was a publicly traded company, and was director of six privately held companies. Mr. Zaepfel served as a director of Varitronics, Inc., previously quoted on NASDAQ, Inc., and currently serves as a director of Remedy Temp, Inc., a public company quoted on NASDAQ, Inc. Mr. Zaepfel is a graduate of the University of Washington, and holds a Master in Business Administration degree from the University of Southern California. Mr. Zaepfel was elected by the Board of Directors to serve as a Class II Director until the first to occur of the 1999 annual shareholders' meeting or the election and qualification of his successor.

  The Board of Directors met on five occasions in the year ended June 30, 1998, all of which were attended by all then serving directors. Since June 30, 1998, the Board has met on one occasion which meeting was attended by all then serving directors. The Compensation and Audit Committees met on one and two occasions, respectively, during the year ended June 30, 1998.

  As noted in the above biographies, certain of the directors have other relationships with the Company, as further discussed below. SEE ALSO "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS." The Company's Board of Directors is not aware of any voting agreements relating to the election of directors of the Company.

VOTE REQUIRED

   The affirmative vote of a majority of the outstanding shares of Pro-Dex Common Stock is required to elect directors. There is no cumulative voting for directors of the Company. At the close of business on the Record Date, there were 8,787,300 shares of Pro-Dex Common Stock outstanding, of which approximately 36.60% (3,216,378) are owned by officers, directors, 5% shareholders and their respective affiliates, all of whom have indicated their intention to vote for the director nominated by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEE. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE NOMINEE UNLESS A VOTE AGAINST THE NOMINEE OR AN ABSTENTION ON SUCH NOMINEE IS SPECIFICALLY INDICATED.

PROPOSAL TWO - APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

   On January 19, 1998, the Board of directors adopted the Pro-Dex, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), subject to the approval of shareholders at the Annual Meeting. The Stock Purchase Plan was adopted for the purpose of allowing eligible employees of Pro-Dex and its subsidiaries to acquire ownership of Pro-Dex common stock, on a deferred payment basis, thereby affording them the opportunity to devote themselves to the future economic growth of the Company.

   The following summary of the material features of the Stock Purchase Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Plan.

GENERAL PROVISIONS

   Administration. The Stock Purchase Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee") which is comprised of three members, each of whom qualifies as a "Non-Employee Director" as defined in Rule 16-b3 under the Securities and Exchange Act of 1934, as amended (the "1934 Act") or any successor rule or regulation, and an "outside director" as defined in Section 162(m) or any successor provision of the Internal Revenue Code of 1986, as amended (the "Code") and applicable Treasury regulations thereunder, if such qualification is deemed necessary in order for the grant or the exercise of options under the Stock Purchase Plan to qualify for any tax of other material benefit to optionees ("Optionees") or the Company under applicable law. Subject to the express provisions of the Stock Purchase Plan, the Committee will have sole discretion concerning matters relating to the Stock Purchase Plan.

   Participation. Employees who have been employed for six months or more, whose customary employment is more than 20 hours per week and more than five months per calendar year, are eligible to participate in the Stock Purchase Plan.

   Offering of Common Stock. Two hundred thousand shares of the Company's common stock have been reserved under the Stock Purchase Plan. Those shares will be offered for purchase by employees during offering periods determined by the Committee. Subject to certain limitations, each participant may purchase shares on the last day of an offering with funds deducted from the participant's compensation during the offering period. The purchase price per share shall be 85% of the fair market value of the stock on the first day of the offering period. In no event, however, will the purchase price be less than $2.00 per share.

   Payroll Deductions. Eligible employees may elect to have the Company deduct any amount between one and ten percent from his or her compensation for the purchase of shares under the Plan. Payroll deductions may be increased or decreased on one occasion during an offering period. Participants may elect to terminate such deduction from compensation at any time. In the event a participant's employment is terminated for any reason during an offering period, such termination shall automatically serve to terminate the deduction from compensation.

   Stock Purchase Accounts. Under the Stock Purchase Plan, non-interest bearing stock purchase accounts are established and maintained for each participant. Amounts deducted from compensation are credited to participants individual accounts, which credits, on the last day of an offering period, are used to purchase from the Company the largest number of whole shares that can be made, subject to certain limitations. No brokerage or transfer fees are paid by participants. As soon as practicable after an offering period, the Company issues a statement to each participant indicating the number of shares of common stock of the Company purchased at the close of the offering period and the aggregate number of shares held on behalf of each participant under the Plan. In the event of an insufficiency of shares available for purchase at the close of offering period, then the number of shares that would otherwise be purchased for each participant will be reduced proportionately. The balance to the credit of each participant shall then be returned to the participant and the Stock Purchase Plan shall automatically terminate.

   Amendment. In the event an amendment to the plan is intended to increase the shares reserved, change the method of purchase price determination, or materially increase the benefits to participants, such amendment shall require the approval of the shareholders of the Company.

VOTE REQUIRED

   The affirmative vote of a majority of the outstanding shares of Pro-Dex Common Stock is required to approve the Employee Stock Purchase Plan. At the close of business on the Record Date, there were 8,787,300 shares of Pro-Dex Common Stock outstanding, of which approximately 36.60% (3,216,378) are owned by officers, directors, 5% shareholders and their respective affiliates, all of whom have indicated their intention to vote for the approval of the Employee Stock Purchase Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THAT APPROVAL UNLESS A VOTE AGAINST APPROVAL OR AN ABSTENTION ON SUCH PROPOSAL IS SPECIFICALLY INDICATED.

PROPOSAL THREE - RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

   The Board of Directors recommends that the shareholders ratify the appointment of McGladrey & Pullen, L.L.P. as independent certifying accountants for the Company's accounts for the year ending June 30, 1999. McGladrey & Pullen, L.L.P. served as the Company's independent certifying accountants for the years ended
June 30, 1998 and June 30, 1997. The reports of McGladrey & Pullen, L.L.P for those years contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principals. During the Company's two most recent years there were no disagreements with accountants on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure. The
Company's Form 10-KSB including the financial statements as set forth therein accompanies this Proxy Statement and is incorporated herein by reference. A representative of McGladrey & Pullen,
L.L.P. is expected to be present at the Meeting. McGladrey & Pullen, L.L.P. will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF APPOINTMENT OF MCGLADREY & PULLEN, L.L.P. AS THE INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING JUNE 30, 1999.

DIRECTORS AND EXECUTIVE OFFICERS

   Beginning in 1994, in accordance with a plan of reorganization adopted by the shareholders, the directors of the Company began serving staggered terms to assure continuity on the Board of Directors. SEE "PROPOSAL ONE - ELECTION OF ONE CLASS I DIRECTOR."

MEETINGS AND COMMITTEES OF THE BOARD

   The Company's Board of Directors held five meetings during the fiscal year ended June 30, 1998 at which all directors were present at each meeting. The Board of Directors has an audit committee consisting of George J. Isaac (ex officio), Robert A. Hovee and John B. Zaepfel. The functions of the audit committee are to review Company financial statements, meet with the Company's independent auditors and address accounting matters or questions raised by the auditors. The Board also has a compensation committee comprised of Ronald G. Coss (ex officio), George J. Isaac (ex officio), Richard N. Reinhardt, and Robert A. Hovee. The function of the compensation committee is to review the compensation of officers and employees.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee develops and recommends to the Board of Directors the compensation policies of the Company. It also recommends the compensation to be paid to the executive officers of the Company. The Compensation Committee consists of three directors, two of whom are not current or former employees of the Company and one of whom is a non-voting member and the Company's Chief Financial Officer. The basic compensation philosophy of the Board of Directors has been to provide competitive salaries and competitive incentives to achieve financial goals.

EXECUTIVE OFFICERS

   The Company's executive officers are elected by the Board of Directors at the first meeting of the Board following each annual meeting of the shareholders and hold office until the next such meeting of directors or their earlier resignation or removal.

  There is no arrangement or understanding between any directors or executive officers and any other person or persons pursuant to which he or she was or is to be selected as a director or executive officer nor is there any family relationship between or among any of the Company's directors or executive officers.

RECENT EVENTS AND TRANSACTIONS

   Effective May 31, 1997, the Company completed the sale of the assets and business, exclusive of accounts receivable, of Pro-Dex Management, Inc., the Company's dental clinic management subsidiary in California ("DCM"). The sale of assets was made to Professional Dental Management, L.L.C., now Consolidated Dental Management, Inc.
M. Larry Kyle, D.D.S. is a principal of CDM and prior to the sale was general manager of DCM and a member of the Company's Board. The terms of the sale provided that PDM assume DCM liabilities of approximately $670,000 in exchange for the inventory and equipment of DCM. In addition, with assistance from the purchaser, the Company maintained ownership of approximately $1,800,000 in existing net accounts receivable. During 1998, DCM collected approximately $650,000 of the $1.8 million of accounts receivable, but due to financial difficulties remitted only $50,000 of the amount collected to the Company. Subsequent to year end and in conjunction with a reorganization by the purchaser, and in consideration for guaranteeing collection of the full net amount of the accounts receivable, the Company agreed to restructure the balance owed of $1,750,000 as follows: a five year, 6% promissory note totaling $850,000, and 5% convertible preferred stock of the purchaser's entity valued at $900,000 together with a warrant to purchase common stock of DCM's purchaser.

   On April 25, 1997, the Company unwound the acquisition of Pnu-Light Tool Works, Inc. ("Pnu-Light"). The Company acquired the assets of Pnu-Light, a developer of patented pneumatic lighting mechanisms for hand tools in May 1996, in exchange for 368,483 shares of the Company's common stock. The Company anticipated that Pnu-Light's patented lighting apparatus would complement the pneumatic motors used in dental handpieces manufactured by Micro. The anticipated synergy between Pnu-Light and Micro did not meet the Company's expectations. Accordingly, and pursuant to the procedures contained in the Pnu-Light Asset Purchase Agreement, all of the shares of its common stock issued in the transaction for the Pnu-Light assets were returned to the Company. In exchange for the reconveyance of its shares, the Company assigned the patent covering the pneumatic lighting apparatus to Pnu-Light's successor entity, while retaining a nonexclusive, fully paid, worldwide license to the technology.

   On July 5, 1996, the Company filed a Form S-8 to register the shares of common stock underlying options previously granted pursuant to its 1988 Stock Option Plan. Dr. Kyle, President of DCM and a former director of the Company, held 30,000 of such options, exercisable at $0.25 per share.

OTHER MANAGEMENT INFORMATION

Compliance with Section 16(a)

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own 10% or more of the Company's outstanding common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and owners of 10% or more of the Company's outstanding common stock are required by SEC regulations to furnish the Company with a copy of all Section 16(a) forms they file.

   Based solely upon a review of the Forms 3 and 4 and any amendments thereto furnished to the Company during the Company's fiscal year ended June 30, 1998, and Forms 5 and amendments thereto furnished to the Company with respect to such fiscal year, or written representations that no Forms 5 were required to be filed by such persons, the Company is not aware of any failure of any officer, director or beneficial owner of 10% or more of the Company's outstanding common stock during the fiscal year ended to make timely filings in accordance with the requirement of Section 16(a).

Business Experience of Key Management of Subsidiaries.

   Set forth below is information concerning certain key management personnel of the Company's operating subsidiaries.

  Daniel S. Reinhardt joined Biotrol International, Inc. as a sales representative in September of 1988. He was promoted to National Sales Manager in January of 1991, and effective January 1, 1997, Mr. Reinhardt was made Vice President and Chief Operating Officer of Biotrol International, Inc.

   Charles L. Bull founded Challenge Products, Inc. in 1978 and has served as its President and Chief Executive Officer since its inception as a dental products business. Mr. Bull has developed more than 40 chemical products used in the industry, as well as a process for high speed filling of a patented prophy ring.

   Gary Garleb has served as Vice President and General Manager of Oregon Micro Systems, Inc. since its acquisition by the Company in July of 1995. Prior to that time, he served as Vice President for Operations and Manufacturing of Micro Motors from 1974 to 1995.

   George M. Saiz has served as Vice President and General Manager of Micro Motors, Inc. since January 1998. Mr. Saiz has significant experience in the medical device manufacturing arena, having served as General Manager of Shutt Medical Technologies, part of the Bristol-Myers Squibb Companies since 1991.

Executive Compensation

  The following table summarizes executive compensation paid by the Company during the last three fiscal years to the Company's Chairman and the four other most highly compensated executives.

                    SUMMARY COMPENSATION TABLE

               Annual Compensation        Long Term Compensation Awards
               -------------------        -----------------------------
                                                     Secur-        All
                                      Other    Re-   ities        Other
                                      Annual strict- Under-        Com-
                                      Compen-  ed    lying   LTIP  pen-
     Name and                           sa-  Stock  Options/ Pay- sation
Principal Position Year  Salary  Bonus tion  Awards  SAR(#)  outs  (4)
------------------ ---- -------- ----- ----  ------ -------- ---- ------
Kent E. Searl      1998 $174,858   -     -     -      None    -     -
Chairman/CEO/      1997  160,000   -     -     -    100,000(1)-     -
President          1996  150,000   -     -     -     50,000   -     -

Ronald G. Coss(2)  1998 $325,163   - $35,406   -      None    -  $1,671
Vice Chairman      1997  364,320   -     -     -      None    -     -
Chief Technical    1996  360,000   -     -     -      N/A     -     -
Officer

George J. Isaac(3) 1998 $189,269   -     -     -      None    -     -
Vice President,    1997  180,000   -     -     -    200,000(1)-     -
Chief Financial    1996  170,000   -     -     -     50,000   -     -
Officer, Secretary-
Treasurer,
Director

Charles L. Bull    1998 $100,000 $28,563 -     -      None    -  $1,633
General Manager    1997  100,000  13,276 -     -      None    -     -
Challenge          1996  100,000  10,000 -     -      None    -     -
Products, Inc.

Gary G. Garleb     1998 $118,563   -  $15,539  -      None    -  $1,350
General Manager    1997  111,435   -     -     -      None    -     -
Oregon Micro       1996  101,826   -     -     -      None    -     -
Systems, Inc.

(1) Options to purchase 100,000 and 200,000 shares were granted to Messrs. Searl and Isaac, respectively, during the Company's fiscal year ended June 30, 1996, under the Company's 1994 Stock Option Plan.

(2) The Company is obligated to pay Mr. Coss $1 million over five years, commencing on July 26, 2001, under a Non-Competition Agreement, in connection with the merger of Micro Motors, Inc. with and into the Company's Micro Acquisition subsidiary.

(3) Mr. Isaac was granted an option to purchase 50,000 shares under the 1994 Stock Option Plan in connection with his acceptance of employment by the Company.

(4) Employer contributions to the Pro-Dex, Inc. 401(k) Plan.

Employment Agreements

  On June 30, 1998, all but two of the long-term employment agreements with certain executive officers of the Company entered into on July 26, 1995 expired. The remaining employment agreements with Mr. Coss and Mr. Bull expire June 30, 2000 and December 31, 2001 respectively. The Compensation Committee of the Board of
Directors has not renewed these contracts as the Committee has recently taken under advisement the implementation of a system of compensation, which system includes a performance based component. While the expiration of those agreements terminates the contractual obligations of certain executive officers to the Company, the Company is confident that those officers will remain in the employ of the Company. The Company paid salaries in an aggregate amount of $689,290 to its executive officers for the year ended June 30, 1998.

  Ronald G. Coss currently serves as Vice Chairman and Chief Technology Officer of the Company. Mr. Coss had, prior to the merger, been compensated by Micro Motors, Inc. at a salary of $560,000 for the fiscal year ended March 31, 1995 and $456,000 for the fiscal year ended March 31, 1994. Annual base compensation to Mr. Coss under the employment agreement is $360,000, and is adjustable upward for inflation each July 1. Mr. Coss has subsequently agreed to a temporary reduction in base salary, which reduction is reflected by his actual base salary of $325,163 for the year ended June 30, 1998. The agreement accords Mr. Coss's six weeks annual leave which he may elect to take in cash in lieu of leave, provides that he receive use of a Company vehicle for business purposes, and certain other perquisites comparable to with those received prior to the merger. Mr. Coss's employment agreement is renewable until terminated.

  In addition to compensation to Mr. Coss under his employment agreement, the Company is obligated to pay Mr. Coss $1 million over five years, commencing on July 26, 2001, under a Non-Competition Agreement, in connection with the merger. Upon the merger, the Company also assumed two notes payable by Micro Motors, Inc. to Mr. Coss relating to termination of Mr. Coss's long term employment agreement with Micro Motors, Inc. and prior unpaid earned compensation. See "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS."

  Kent E. Searl serves as the Chairman, Chief Executive Officer and President of the Company. He is the co-founder of the Company, and has served as a director of the Company since its organization. For the year ending June 30, 1998, Mr. Searl was paid a salary of $174,858. Pursuant to his employment agreement, which expired on June 30, 1998, Mr. Searl was entitled to a salary of $180,000. Mr. Searl was also entitled to reimbursement of reasonable expenses and to such other benefits as the Company's Board of Directors approved for executive management. Mr. Searl is located in the Company's Boulder, Colorado executive offices and travels frequently to all the Company's subsidiaries.

   George J. Isaac has served as the Company's Vice President and Chief Financial Officer since July 26, 1995. On September 21, 1995, he was elected the Company's Secretary-Treasurer by the Board of Directors. Mr. Isaac's employment agreement, which expired on June 30, 1998, provided that he receive a salary of $190,000 for the year ended June 30, 1998. In addition, Mr. Isaac is entitled to reimbursement of reasonable expenses and to such other benefits as the Company's Board of Directors approved for executive management.

   On August 1, 1993, the Company entered into an employment agreement with Mr. Charles L. Bull, former President of Challenge Products. An agreement was recently reached to extend that contract on the same terms and conditions through December 31, 2001.

Compensation to Directors

   Directors who are employees of the Company do not receive additional compensation for services as directors, except for reimbursement of reasonable meeting attendance expenses. Non-employee directors each receive a $12,000 annual fee, $1,000 for each meeting attended and $500 for each board of directors Committee meeting attended on a date other than a regular meeting of the Board. The Company paid an aggregate of $56,000 as non-employee director compensation for the year ended June 30, 1998.

   The Company has a shareholder approved Director's Stock Option Plan (the "Directors' Plan") pursuant to which non-employee directors may be granted options to purchase shares of the Company's common stock. In accordance with the Directors' Plan's provisions, the Board of Directors previously adopted a policy to grant each outside director an option to purchase 20,000 shares of common stock on the date of his commencement of service as a director and an option to purchase 15,000 shares annually, exercisable at the average closing price on NASDAQ for the month of November of the year of grant, on the anniversary date of such service. The maximum term of each option is ten years. During the fiscal year ended June 30, 1998, the Company's three outside directors, Messrs. Reinhardt, Hovee and Zaepfel, each were granted options to purchase 15,000 shares of common stock exercisable at $2.50, $2.50, and $2.90 respectively.

Option Grants and Exercised During the Last Fiscal Year

   The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the fiscal year ended June 30, 1998.

        INDIVIDUAL OPTIONS/SAR GRANTS IN LAST FISCAL YEAR(1)

                   Number of   Percent of
                  Securities  Total Options
                  Underlying   Granted to    Exercise
                   Options    Employees in     Price    Expiration
      Name         Granted     Fiscal Year   Per Share     Date
      ----         -------     -----------   ---------     ----
  Kent E. Searl      None          --            --         --
  George J. Isaac    None          --            --         --

(1) No named executive officer received or was granted any stock options in fiscal 1998.


   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                      OPTION/SAR VALUES(1)

                      Number of                  Value of
                 Securities Underlying          Unexercised
                Unexercised Options at      In-the-Money Options
                   Fiscal Year-End          at Fiscal Year-End(2)
               -------------------------  -------------------------
   Name        Exercisable/Unexercisable  Exercisable/Unexercisable
   ----        -------------------------  -------------------------
  Kent E. Searl   202,051       -0-           $9,000        -0-
  George J. Isaac 250,000       -0-             -0-         -0-

(1) No named executive officer exercised any stock options in fiscal 1998.

(2) The indicated value of the unexercised In-the-Money Options was determined by multiplying the number of unexercised options (that were In-the-Money on June 30, 1998) by the closing sales of the Company's common stock on June 30, 1998 (as reported on NASDAQ) and from that total, subtracting the total exercise price.

1988 Stock Option Plan

   In 1988, the Company adopted its 1988 Stock Option Plan (the "Plan"), pursuant to which the Company's Board of Directors was authorized to issue options to purchase up to 150,000 shares of the Company's common stock to employees, directors, and consultants of the Company. The option exercise price must equal fair market value of the common stock on the date of grant. No options to purchase shares of common stock were granted under the 1988 Plan during the fiscal year ended June 30, 1998. At June 30, 1998, all available options for grant were exhausted and no options to purchase were outstanding under this Plan.

1994 Stock Option Plan

   The 1994 Stock Option Plan was adopted to advance the interests of the Company and its shareholders by affording employees an opportunity for investment in the Company. Under the plan, 1.5 million shares have been reserved. The Compensation Committee has sole discretion to select which employees of the Company will be granted options; the number of shares subject to option; the timing of such option grants; when the options may be exercised; and the exercise price. The exercise price of options must be at least equal to the fair market value of the common stock on the date of grant. The maximum term of options granted under the Plan is ten years. As of June 30, 1998 there were outstanding options under the 1994 Stock Option Plan to acquire 1,108,505 shares of the Company's common stock.

Directors' Stock Option Plan

   The Plan was adopted to advance the interests of the Company and its shareholders by attracting qualified non-employee directors, whose participation and guidance contribute to the successful operation of the Company. Under the plan, 500,000 shares have been reserved. As of June 30, 1998, there were outstanding options under the Directors' Stock Option Plan to acquire 140,856 shares of the Company's common stock. A disinterested majority of the Board has voted, in furtherance of the Board's decision respecting the remuneration of non-employee directors, in favor of the additional automatic grant each year during the term of service to purchase 15,000 shares of the Company's common stock, which grants are reflected in the foregoing total of outstanding options.

Security Ownership of Certain Beneficial Owners and Management

   Set forth in the following table is information as of June 30, 1998, with respect to the beneficial shareholdings of the Company's Common Stock, by all directors, individually, and all officers and directors as a group, and beneficial owners of 5% or more of such Common Stock.

         BENEFICIAL SHAREHOLDINGS OF DIRECTORS, OFFICERS AND
              OWNERS OF MORE THAN 5% OF COMMON STOCK

                                   Amount
  Name and Address              and Nature of            Percent
Of Beneficial Owners         Beneficial Ownership     of Class (1)
--------------------         --------------------     ------------
Kent E. Searl
1401 Walnut St., Suite 540
Boulder, CO 80302              947,680(2)(3)(4)           10.78%

Ronald G. Coss
1401 Walnut St., Suite 540
Boulder, CO 80302            2,485,528(5)                 28.28%

Richard N. Reinhardt
1401 Walnut St., Suite 540
Boulder, CO 80302              545,884(2)(3)(4)(6)(7)(8)   6.21%

George J. Isaac
1401 Walnut St., Suite 540
Boulder, CO 80302              255,500(3)                  2.90%

Robert A. Hovee
1401 Walnut St., Suite 540
Boulder, CO 80302               50,000(6)(7)(8)            0.56%

John B. Zaepfel
1401 Walnut St., Suite 540
Boulder, CO 80302               35,000(6)(7)               0.39%

All officers and directors   4,319,592(2)(3)(4)(5)
as a group (6 persons)                (6)(7)(8)(9)        49.15%

Micro Motors Employee
Stock Ownership Plan
151 E. Columbine
Santa Ana, California        1,070,932(5)                 12.18%

(1) Calculated pursuant to Rule 13d-3 under Securities Exchange Act of 1934.

(2) Includes 250,000 shares of common stock; 58,229 shares of preferred stock convertible share-for-share into common stock at any time; and Warrants to acquire 13,000 shares of common stock owned of record by Professional Sales Associates, Inc. ("PSA"). Messrs. Searl and Reinhardt are officers and directors of PSA and may be deemed to beneficially own PSA's shares. Mr. Searl, individually, owns of record 404,500 shares of common stock and 19,900 shares of preferred stock. Mr. Reinhardt, individually, owns of record 41,850 shares. In addition, Mr. Reinhardt's spouse, individually, owns 29,000 shares, which are attributed to him in this chart.

(3) Includes options held by Messrs. Searl, Reinhardt, and Isaac to purchase 50,000 shares each shares of the Company's common stock at $2.50 per share. Also includes options held by Messrs. Searl and Reinhardt to purchase 50,000 shares each at $1.75 per share. Also includes options held by Messrs. Searl and Isaac to purchase 100,000 and 200,000, respectively, of the Company's common stock at $2.13 per share. These shares have been added to outstanding shares in calculating applicable individual percentage of beneficial ownership.

(4) Includes options held by Messrs. Searl and Reinhardt to purchase 2,051 shares each of the Company's common stock at $2.43 per share and Mr. Reinhardt to purchase 1,754 shares of the Company's common stock at $2.85 per share. These shares have been added to outstanding shares in calculating applicable individual percentage of beneficial ownership.

(5) Includes 584,377 shares of the Company's common stock held by the Micro Motors ESOP, which are held by such ESOP for the benefit of Mr. Coss. Such shares held by the ESOP for the benefit of Mr. Coss are included in the total opposite Mr. Coss's name and are also included in the total opposite the name of the Plan. Mr. Coss is one of three Trustees of such Plan, and does not have sole voting or dispositive power over shares held by the Plan.

(6) Includes options of Messrs. Reinhardt, Hovee, and Zaepfel to purchase 20,000 shares each of the Company's common stock at $2.44 per share.

(7) Includes options of Messrs. Reinhardt, Hovee, and Zaepfel to purchase 15,000 shares each of the Company's common stock at $2.90 per share.

(8) Includes options of Messrs. Reinhardt and Hovee to acquire 15,000 shares each of the Company's common stock at $2.50 per share.

(9) The officers and directors as a group had in the aggregate, at June 30, 1998, together with their affiliates, voting power with respect to 2,632,001 currently issued and outstanding shares of common stock, not including in such number the convertible preferred stock or options treated as shares of common stock attributed to them for the purpose of this chart. Shares held by the Micro Motors ESOP have not been included in computing the voting power number in this footnote or in stating the vote controlled by officers and directors elsewhere in this report, but shares held by the Micro Motors ESOP for the benefit of Mr. Coss are included the amount of his beneficial ownership and the total held by all officers and directors as a group reported in the chart.

  Set forth in the following table is information as of June 30, 1998 with respect to the beneficial shareholdings of all directors, individually, and all officers and directors as a group, and beneficial owners of more than five percent of the Company's Series A Preferred Stock.

         BENEFICIAL SHAREHOLDINGS OF DIRECTORS, OFFICERS, AND
              OWNERS OF MORE THAN 5% OF PREFERRED STOCK

                                  Amount
  Name and Address            and Nature of            Percent
Of Beneficial Owners       Beneficial Ownership     of Class (1)
--------------------       --------------------     ------------
Kent E. Searl
1401 Walnut Street, Suite 540
Boulder, CO 80302                78,129(1)             100.0%

Richard N. Reinhardt
1401 Walnut Street, Suite 500
Boulder, CO 80302                58,229(1)              74.5%

All officers and directors as a
group (2 persons)                78,129(1)             100.0%

Professional Sales Associates, Inc.
1401 Walnut Street, Suite 500
Boulder, CO 80302                58,229                 74.5%


(1) Includes 58,229 shares owned of record by Professional Sales Associates, Inc. ("PSA"). Messrs. Searl and Reinhardt are officers and directors of PSA and may be deemed to beneficially own PSA's shares. Mr. Searl, individually, owns of record 19,900 shares (24.2% of the outstanding shares of Preferred Stock). Mr. Reinhardt owns no shares of Preferred Stock individually.

       CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

  Pursuant to the Merger Agreement, Ronald G. Coss entered into a Non-Competition Agreement, pursuant to which he is to be paid $1 million over five years, with payment commencing in the sixth year after closing. In addition, Mr. Coss executed an employment agreement with the Company, pursuant to which he is to be paid a base salary of $360,000 annually as Vice Chairman of the Company under his employment agreement, adjustable upward for inflation, representing a reduction from the more than $560,000 which he had been paid as the Chairman of Micro, despite his greater responsibilities with the Company. In addition to compensation payable under the employment agreement between the Company and Mr. Coss, he is entitled to certain executive employee benefits and perquisites.

  The Company leases its offices in Boulder, Colorado from PSA, a firm for which Messrs. Searl, Reinhardt, and Isaac are directors, as sub-lessees under a master lease between PSA and a third party unrelated to PSA or the Company. The sublease between the Company and PSA is on a month to month basis. The Company's monthly lease payments are $2,198, which is equal to the amount of the lease payments due from PSA to the third party lessor, on a per square foot basis. The Company's management believes that the monthly rental is comparable to rents charged for comparable properties in the market area. Nevertheless, the terms of the sub-lease, including price, may not be as favorable to the Company as lease terms which might have been negotiated with a third party in an arm's length transaction.

  Micro leases its offices and manufacturing facility in Santa Ana, California from Ronald G. Coss, currently a director of the Company, at a monthly rental of $28,576. The Company's management believes that the monthly rental is comparable to rents charged for comparable properties in the market area. Nevertheless, the terms of the lease, including price, may not be as favorable to the Company as lease terms which might have been negotiated with a third party in an arm's length transaction.

  On July 5, 1996, the Company filed a Form S-8 to register the shares of common stock underlying options previously granted pursuant to its 1988 Stock Option Plan. Dr. Kyle, President of DCM and a former director of the Company, held 30,000 of such options, exercisable at $0.25 per share.

  Effective May 31, 1997, the Company completed the sale of DCM. In exchange for inventory, property, and equipment, Professional Dental Management, LLC, now Consolidated Dental Management, Inc., assumed approximately $670,000 of the Company's liabilities. The managing member of the purchaser was formerly a director of the Company and the long-term general manager of the DCM.

OTHER MATTERS

  The Company's Board of Directors does not know of any other matters to be brought before the Meeting.

  Proposals of shareholders (which must comply with the requirements of Rule 14a-8 under the Exchange Act) intended to be presented at the 1999 Annual Meeting of Shareholder must be received not later that May 30, 1999.